Exhibit 99.1

Senomyx Reports First Quarter 2018 Financial Results

SAN DIEGO, CA – April 26, 2018 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter ended March 31, 2018.

“Senomyx began 2018 with a strong first quarter, building on the successful results we achieved during the prior quarter as well as the full year for 2017,” stated John Poyhonen, President and Chief Executive Officer of the Company. “We met or exceeded our financial guidance for the first quarter and are well-positioned to meet key corporate and R&D goals. During the first quarter, we advanced our development efforts for siratose strain development, identified bitter taste receptors for additional active pharmaceutical ingredients, or APIs, and appointed Tom Erdmann, who brings extensive strategic and commercial experience in the sweetener industry, to our Board of Directors.”

As previously announced in March, Senomyx has engaged advisors to explore and evaluate all available strategic alternatives, including the potential sale of the Company, with the ultimate goal of enhancing shareholder value. The Company does not expect to disclose further developments relating to the strategic review process, unless and until its Board of Directors has approved a specific transaction, concludes the review of strategic alternatives or otherwise determines that further disclosure is appropriate. There can be no assurance the process will result in the Company pursuing a particular transaction or consummating any such transaction.

Siratose Update

Senomyx scientists continued to advance siratose strain development during the first quarter. “Based on our continued progress with siratose, our goal remains achieving a proof of concept for fermentation strain development by mid-2018. Assuming that we are able to achieve this goal, our next step will be to optimize that strain development process for eventual submission of our GRAS notification to the FDA by the end of 2019, keeping in mind the feasibility and timeline of these development activities is inherently uncertain,” Poyhonen added.

During the first quarter, the Company continued its ongoing discussions with third parties to establish new non-exclusive collaborative relationships for its natural sweet taste program. Management believes that further progress on the siratose strain development process will be a pivotal step in establishing new collaborations. Moving forward, Senomyx will continue to focus on its siratose development efforts as previously planned, while pursuing new collaborative research funding on terms that are satisfactory to the Company.

New Market Opportunities

Senomyx is actively pursuing opportunities in the global pharmaceuticals market. Many active pharmaceutical ingredients, or APIs, have a bitter taste, which often has a significant negative impact on patient compliance, especially in pediatric and geriatric patient populations. These are very large patient populations, where patients are more likely than normal to experience difficulties in swallowing coated or encapsulated forms of the API. As a result, these patients are more often given prescriptions in syrup or liquid suspension formats where the bitter taste of the API may be more prevalent and problematic. In addition, both the U.S. FDA and the European Medicines Agency have established requirements for accelerated availability of formats for pediatric patient populations, escalating the need for reliable and cost-effective solutions to address bitterness of APIs.

In March, Senomyx announced significant R&D progress with its new bitter blocking program for APIs. Senomyx scientists have identified the function of 22 bitter taste receptors, meaning that they have found the specific receptors that are responsible for sending bitter taste signals that are found in many food, beverage, over-the-counter and API products. Leveraging this knowledge, the Company has developed a comprehensive bitter receptor profile to more effectively screen APIs and to identify the specific bitter receptor associated with bitter taste of the respective API. At this time, Senomyx scientists have identified specific bitter receptors related to over 50 APIs, an increase from 10 APIs as of the initial March announcement, and have already identified promising bitter blocker leads for a majority of these APIs.

“We have established an effective business model whereby pharmaceutical companies can submit their APIs for bitter profile screening and can subsequently evaluate the efficacy of using Senomyx’s Bittermyx® BB68 or a Senomyx bitter blocker development candidate for blocking the bitterness of such APIs. In the first quarter, we successfully launched our first funded bitter blocking screening research project with a leading global pharmaceutical company to evaluate over 10 APIs. We have also engaged a pharmaceutical market broker to increase awareness of our capabilities and product offerings for pharmaceutical companies. At this time, a number of discussions are ongoing with pharmaceutical companies, and we look to add additional funded research projects in the future,” Poyhonen stated.

During the first quarter, Senomyx scientists also restarted screening activities on the cooling taste receptor assay with previously unscreened library samples. “Based on significant third-party interest in our novel cool ingredients, we have completed the primary screening of about 170,000 samples with the goal of discovering and developing new cooling ingredients with benefits over existing cooling ingredients. The next step in this process is to prioritize the hundreds of new assay hits for further evaluation and potential development,” Poyhonen concluded.

Commercialization Updates

“Direct sales of our Complimyx® flavor ingredient offerings reached nearly $600,000 during the first quarter of 2018,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We continue to earn new business with world-class flavor house customers, and their forecasts for future use of our flavor ingredients are promising based on their recent feedback related to potential new business. Our current win count is 23 wins spread across 17 different customers. We remain enthusiastic about the growth prospects for our direct sales efforts going forward.”

In addition, the Company’s next generation sweet taste booster, Sweetmyx® FS22, continues to be evaluated by a number of third parties. FS22 allows for a significant reduction of both sucrose and high fructose corn syrup while still maintaining a great taste profile and improved physical properties over Senomyx’s existing sweet taste boosters, making it easier to use in end consumer products. Third parties are currently evaluating this novel flavor for potential use in non-alcoholic beverages and other product categories and have provided encouraging feedback on the performance of FS22. The Company is considering a broad range of strategic options for commercialization of this product.

First Quarter 2018 Financial Results

Total revenues of $3.1 million for the first quarter ended March 31, 2018 exceeded previously provided financial guidance of $3.0 million. Commercial revenues of $1.4 million met guidance for the first quarter of 2018, and represented a decrease from $2.6 million for the first quarter of 2017. The decrease compared to the prior year was primarily attributable to the conclusion of the minimum annual royalties period under the PepsiCo sweet program collaboration, which occurred during the first quarter of 2018. Development revenues for the first quarter of 2018 decreased to $1.7 million from $1.8 million in the first quarter of the prior year.

Research, development and patent expenses decreased $502,000, or 11%, in the first quarter of 2018 compared to the first quarter of 2017, primarily due to outside services expenses incurred during the first quarter of 2017 related to safety studies for sweet taste product candidates that were in development.

Selling, general and administrative expenses decreased $370,000, or 12%, in the first quarter of 2018 compared to the same period in 2017, largely due to reduced stock-based compensation expenses as a result of lower valuations of stock options granted in 2018. Total non-cash, stock-based compensation expenses totaled $534,000 for the three months ended March 31, 2018.

The first quarter of 2018 resulted in a net loss of $3.8 million, or $(0.08) per share, which represented an improvement over guidance of a net loss of $4.2 million, or $(0.09) per share, and a decline compared to the first quarter of 2017, which resulted in a net loss of $3.4 million, or $(0.07) per share.

Financial Outlook

At March 31, 2018, Senomyx had no debt and $18.1 million in cash, which was an increase of $2.2 million from the prior quarter. The increase in cash resulted primarily from the collection of accounts receivable for royalty payments earned in 2017. Cash flows may vary significantly from quarter to quarter depending on the timing of payments received from collaborators and the timing of payments made to vendors. In addition to the current cash balance, the company is scheduled to receive $9.0 million in committed development funding over the next eighteen months. This amount does not include royalty payments, cash from direct sales and certain cost reimbursements we also expect to receive.

For the second quarter of 2018, the company expects:

●	Revenues to be at least $3.0 million, of which at least $1.3 million would be commercial revenues; and
●	Net loss not to exceed $4.2 million or $(0.09) per share

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2018, statements regarding new collaboration agreements and the anticipated funding we may receive, statements relating to potential strategic alternatives and whether any such transactions will occur, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial information to follow)

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President, Finance	Liolios Group, Inc.
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenues:
Commercial revenues	$1,446	$2,620
Development revenues	1,662	1,846
Total revenues	3,108	4,466

Operating expenses:
Cost of commercial revenues	288	421
Research, development and patents (including $272 and $297, respectively, of non-cash stock-based compensation)	3,925	4,427
Selling, general and administrative (including $262 and $496, respectively, of non-cash stock-based compensation)	2,696	3,066
Total operating expenses	6,909	7,914

Loss from operations	(3,801)	(3,448)

Other income	44	12

Net loss	$(3,757)	$(3,436)

Basic and diluted net loss per share	$(0.08)	$(0.07)

Weighted average shares used in computing basic and diluted net loss per share	47,965	45,842

Condensed Balance Sheets

(in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$18,074	$15,863
Other current assets	3,863	9,176
Property and equipment, net	2,451	2,561
Total assets	$24,388	$27,600

Accounts payable, accrued expenses and other current liabilities	$3,481	$4,920
Deferred rent	2,422	2,564
Leasehold incentive obligation	1,298	1,353
Stockholders’ equity	17,187	18,763
Total liabilities and stockholders’ equity	$24,388	$27,600